Exhibit 10.31

June 3, 2024

Josh Sherbin

Via Email Delivery

Dear Josh,

On behalf of The Shyft Group, Inc. and its subsidiaries (the “Company”), we are pleased to offer you a promotion with the Company to the position of Chief Administrative Officer. You will also continue to serve as the Company’s Chief Legal Officer, Corporate Secretary and Chief Compliance Officer.

The following summarizes the terms of the promotion offer. If you find these terms acceptable, please sign and date where indicated, and return to my attention by June 3, 2024. Your start date as Chief Administrative Officer will be June 3, 2024 (the “Promotion Date”). If you accept this promotion by countersigning and returning this letter, the terms of this letter will then supersede and replace, as of the Promotion Date, the terms of your April 2021 letter agreement regarding your employment with the Company.

Workplace Location and Reporting Relationship

You will continue to report to the Company’s President and Chief Executive Officer. Your place of employment will be located at the Novi facility, located at 41280 Bridge Street, Novi, MI.

Compensation

Your annual base salary rate will be $475,000, less applicable withholdings and payroll deductions, effective as of (and pro-rated for 2024 based on) the Promotion Date. This position is classified as exempt and you will be paid base salary bi-weekly in accordance with the Company’s normal payroll practices. You will next be eligible for a base salary merit increase in the ordinary course in 2025.

Annual Incentive Compensation

You will continue to participate in the Annual Incentive Compensation (“AIC”) plan. The target level for this bonus will continue to be 70% of your annual base salary rate. The actual payout depends on the achievement of business performance, which includes key metrics. Payment of AIC is dependent upon continued employment as of the date the compensation is paid. AIC details are defined by and subject in all respects to the AIC Administrative Plan (the “AIC Plan”); provided, however, that for 2024, your AIC award will be based on 12 months of base salary at the new $475,000 rate.

Participation in one performance year does not guarantee participation in any subsequent performance years, as the AIC Plan is discretionary, and all awards are subject to approval by the President and CEO and the Human Resources and Compensation Committee (“Committee”).

Long-Term Incentive Compensation

You will continue to participate in the Long-Term Incentive Compensation ("LTIC”) plan, pursuant to which discretionary equity awards are granted by the Committee on an annual basis. Restricted Stock Unit (“RSU”) and Performance Stock Unit (“PSU”) grants are awarded solely within the discretion of the Committee and are not guaranteed.

Commencing in 2025, your LTIC participation percentage will be 120% of your annual base salary rate (for 2024, such participation percentage was 110% of your annual base salary rate at the time such LTIC awards were granted). LTIC award details are defined by and subject in all respects to the Company’s Stock Incentive Plan (as then in effect, or its successor) and individual award agreements.

Participation in one performance year does not guarantee participation in a subsequent performance year, as the Stock Incentive Plan is discretionary, and all awards are subject to approval by the President and CEO and the Committee.

Special 2024 Incentive Compensation Award

In connection with this promotion, you will receive, effective as of the Promotion Date, an award of service-based RSUs with a grant date fair value of $100,000 (the “Promotion RSUs”). The number of Promotion RSUs issued to you will be determined using the average closing stock price over the 30 calendar days preceding the date of grant. The Promotion RSUs will vest ratably over a three-year period, subject to any exceptions set forth in the award agreement reflecting the grant of such Promotion RSUs.

Severance

You will continue to participate in the Company’s Executive Severance Plan on terms and conditions as in effect for you immediately prior to the Promotion Date.

Benefits

You will continue to be eligible to participate in the Company-sponsored employee benefit plans. A highlight of current benefits is set forth below.

●	Vacation - You will continue to accrue vacation at a rate of 3.07 hours per week, which is equivalent to four (4) weeks of vacation annually.

●

Health and Welfare Benefits - You will continue to be eligible to elect health and welfare benefits. The Company offers one PPO Medical Plan and two different High Deductible Health Plans, with optional Health Savings Accounts. Dental, vision and an assortment of other benefit offerings are also available to you.

●	Retirement Plan - You will also continue to be eligible to participate in the Company’s Retirement Plan, a 401(k) plan.

●	Employee Stock Purchase Program – You will continue to be eligible to purchase stock under the Employee Stock Purchase Plan.

●

Section 16 Officer Perquisites: You will continue to be eligible to receive perquisites provided to other similarly situated Section 16 officers including but not limited to participation in the Supplemental Executive Retirement Plan, an annual executive physical, and life insurance and disability buy-up benefits.

The terms of these benefits and the compensation plans and policies referenced in this letter are subject to the plans and policy documentation and are subject to change.

General

This letter is not an employment contract. Your employment with the Company is “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause, and with or without notice, without liability to you or the Company, other than as expressly provided in this letter. If you agree to the terms of this letter, a contract of employment is not created.

Any representations or statements that may have been made to you that are contrary to the information in this letter are superseded by this letter. This letter, together with the various plans and agreements referenced in this letter, is the full and complete outline of the terms of your employment with the Company. By signing this letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

By signing this letter, you also acknowledge and agree that your compensation or other benefits or amounts described in this letter (or otherwise provided to you) are and will be subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time, and that you consent to be bound by the terms of such policies and fully cooperate with the Company in connection with the terms and conditions thereof.

Sincerely,

THE SHYFT GROUP, INC.

/s/ John Dunn

By:	John Dunn
Its:	President and Chief Executive Officer

By signing below, I accept the terms of the offer set forth above.

Acknowledged and agreed to on the 3rd day of June 2024.

/s/ Joshua Sherbin

Joshua Sherbin